Exhibit 4.2
Form of Reconfirmation

March 16, 2004

Name:	________________________________________
Address:	________________________________________
________________________________________
________________________________________

RE:   REVISED OFFERING PROCEEDS

Dear ____________________:

     We now anticipate gross proceeds from the offering of between $5,000,000 and $7,400,000. This letter is to reconfirm your subscription as set forth in your Subscription Agreement dated March 10, 2004. We will deliver to you a revised prospectus supplement reflecting the revised aggregate gross proceeds indicated above. If you agree to the foregoing, please so indicate by executing this letter at the space provided below and returning it to us by fax at 303/279-3772.

Very truly yours,

Gary C. Huber Vice President-Finance

Agreed to:	____________________________________________________ Signature

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